Exhibit 99.1

INSPIRED REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS

●	Peak 2020 Monthly Revenue and Adjusted EBITDA, excluding VAT-related income, in October, continuing sequential monthly growth trend from third quarter 2020 before COVID-19-related closures in November and December (“COVID-19 Closures”)

●	Liquidity position remains strong with cash of approximately $47.1 million and fully undrawn revolver availability of approximately $27.4 million at year end[1]

●	Integration of the Gaming Technology Group of Novomatic UK Ltd. (“NTG”) acquisition substantially completed with realized synergies exceeding previously communicated guidance

●	Fourth Quarter Revenue of $71.7 million, including $32.5 million of VAT-related revenue

●	Fourth Quarter Aggregate Online Revenue[2] nearly doubled year-over-year; strong forward pipeline of existing opportunities in North America, Europe and South America, including a new online provisional license for Michigan iGaming

●	Fourth Quarter Adjusted EBITDA[3] of $34.9 million, including $31.7 million of VAT-related income

●	Company completes financial segment reclassification – New segments are Gaming, Virtual Sports, Interactive and Leisure

New York, New York, March 11, 2020 - Inspired Entertainment, Inc. (“Inspired”) (NASDAQ: INSE) today reported unaudited financial results4 for the three-month period and fiscal year ended December 31, 2020.

The Company generated Total Revenue of $71.7 million and Adjusted EBITDA of $34.9 million in the fourth quarter 2020 on a reported basis5. These results include a payment from a UK LBO customer related to our contractual revenue share of their value-added tax rebate, which positively impacted Revenue by $32.5 million and Adjusted EBITDA by $31.7 million (in conjunction with third party fees).

“October was a stellar month and indicated how quickly we could recover before our land-based businesses went back into lockdown in November and December.” said Lorne Weil, Executive Chairman of Inspired. “Our October monthly Revenue of $21.2 million6 and Adjusted EBITDA of $6.8 million6, or 32% of total revenue, was nearly 20% above October 2019 and the highest monthly levels we experienced in 2020, excluding the VAT-related income. This follows the general pattern we saw of sequential monthly growth throughout the third quarter 2020 following the second quarter lockdown. Importantly, year to year growth in October occurred despite the fact that October performance was impacted by pub curfews in early October and the introduction of tiered closures in the second half of the month.”

[1]	Assuming GBP:USD exchange rate of 1.37 at December 31, 2020.
[2]	Aggregate Online Revenue includes revenue derived from Online Virtual Sports and Interactive online.
[3]	“Adjusted EBITDA” and “Adjusted EBITDA Margin” are non-GAAP financial measures defined below under “Non-GAAP Financial Measures” and reconciled to the most directly comparable GAAP measures in the accompanying supplemental table. Adjusted EBITDA Margin is calculated as a percent of Revenue.
[4]	Please see supplemental disclosures at the end of the release.
[5]	Currency movements in the quarter did not materially affect the reported results.
[6]	Assuming GBP:USD exchange rate of 1.39 as of March 10, 2021.

Revenue and Adjusted EBITDA were negatively impacted in November and December by the COVID-19 Closures. In November, most of our land-based customers’ venues were closed. In December the UK had a tiered lockdown system whereby many of our land-based customers’ venues were open but restricted, limiting revenue while incurring near-full service costs. This tiered system is not expected to return in England.

The Company’s aggregate business across its Online Virtuals and Interactive channels showed strength in the quarter with revenues increasing sequentially from $3.0 million in October to $3.3 million in November to $4.2 million in December. This reflects year-over-year growth of 89%, 95% and 99%, respectively, over $1.6 million, $1.7 million and $2.1 million in the same months in 2019, demonstrating the growing presence and popularity of the Company’s online offerings.

Weil continued, “While the UK is expected to remain on lockdown through the first quarter 2021, based on the UK Prime Minister’s public statement on February 22nd, and assuming achievement of key goalposts, the UK will ease lockdown restrictions in stages with LBOs reopening in April, pubs and holiday parks reopening in May and an end of the lockdown by June 21st. By the end of the second quarter 2021, assuming the UK ends its lockdown, we would expect our UK business to be on a run rate similar to where we were in the third quarter 2020 when we generated $17.1 million6 in Adjusted EBITDA, excluding VAT-related income, at current exchange rates.”

“Furthermore, by the third quarter 2021, we expect to have the added benefit of our online business having grown substantially year over year with continuing expectations for growth from that higher starting point due to a strong business development pipeline, including new commercial agreements in existing territories, jurisdictional expansion in North America, Europe and South America and continued strong product development across both Interactive and Online Virtual Sports. We also expect to have our holiday park business back to pre-pandemic levels, which was not the case in the third quarter 2020 given local restrictions. We’re confident that, as we did last time, we will recover quickly once lockdowns are lifted to emerge from this pandemic even stronger than before with a lower cost structure, improved liquidity, a larger customer base and increased growth opportunities,” concluded Weil.

Summary of Consolidated Fourth Quarter and Fiscal Year 2020 Financial Results (unaudited)

	Quarter Ended			Year Ended
	December 31,		Change	December 31,		Change
	2020	2019	(%)	2020	2019	(%)
(In $ millions, except per share figures)
GAAP Measures:
Revenue	$71.7	$66.4	8.0%	$199.8	$153.4	30.2%
Net operating income (loss)	$19.3	$(2.1)	NM2	$6.4	$(13.0)	NM2
Net income (loss)	$12.4	$(12.8)	NM2	$(29.2)	$(37.0)	NM2
Net income (loss) per share - basic	$0.55	$(0.58)	NM2	$(1.30)	$(1.69)	NM2
Ne income (loss) per share - diluted	$0.49	$(0.58)	NM2	$(1.30)	$(1.69)	NM2
Non-GAAP Measures:
Adjusted EBITDA[1]	$34.9	$17.7	96.9%	$72.1	$49.0	47.2%

[1]	Reconciliation to US GAAP shown below.
2	Percentage change is not meaningful

With the filing of its Form 10-K for fiscal year 2020, the Company expects to have comprehensively realigned its segments into Gaming, Virtual Sports, Interactive and Leisure7, as represented below.

●	Gaming: Gaming machines located in UK licensed betting offices (“LBOs”), casinos, gaming halls and high street adult gaming centers (“AGCs”)

●	Virtual Sports: Retail and Online Virtual Sports

●	Interactive: Slot and table game offerings from our Gaming segment as well as interactive-only content via our remote gaming servers

●	Leisure: Digital and analog gaming and amusement machines located in UK pubs, bowling alleys, motorway service areas (“MSAs”), bingo halls and leisure parks.

The restatements do not change any 2019 or 2020 reported results at the consolidated Inspired level.

“As we look ahead, we believe we are well situated to navigate our business through short-term challenges and over the long term,” said Stewart Baker, Executive Vice President and Chief Financial Officer of Inspired. “We have established a strong liquidity position, successfully improved our overall cost structure, including non-COVID-19 related improvements, and streamlined our operations, including increased synergies from the NTG acquisition. We are using this opportunity to reclassify our financial segments to better mirror the way we evaluate our business and allocate resources and capital spending. Going forward, we remain focused on executing our strategic plan to drive margin expansion, deliver profitable growth, increase cashflows and maximize shareholder value.”

Recent Highlights (as of March 11, 2021)

Gaming

●	58 North American Valor™ Sales in the Fourth Quarter – This brings total Valor terminal sales since launch to 429. The Company has commitments for 30 additional units thus far in the first quarter 2021.

●	Paddy Power contract renewal – Signed new two-year contract in the fourth quarter requiring no further significant capital expenditure.

●	$32.5 Million Payment on Backdated VAT Tax Rebate – Inspired received $32.5 million from one of our SBG customers in the fourth quarter 2020 related to our contractual revenue share of their UK VAT rebate. We have received $42.2 million of total VAT-related revenue in 2020 with an incremental $3.1 million in recoveries received in the first quarter 2021.

●	Agreement with Sisal to Convert Games in Italy - Inspired sold 774 existing installed VLTs to Sisal in the fourth quarter 2020 with a further 850 existing installed VLTs to be sold in 2021 as part of our strategy to focus on technology and games in Italy rather than on hardware operations.

Virtual Sports

●	New Retail and Online Virtual Sports Agreements – In the first quarter 2021, Inspired signed new agreements to provide Virtual Sports across online and retail Virtuals product sets to Snaitech in Italy, The CAGE Companies in the Caribbean and Entain for all of their brands, including Ladbrokes, Coral, BetMGM, bwin, Sportingbet, partypoker, Gala and Foxy Bingo.

●	Online Virtual Sports Launches – Online Virtual Sports were launched with Fortuna-owned brand Casa Pariurilor, a major online brand in Romania, in the fourth quarter 2020, and are expected to launch with Stoiximan in the second quarter 2021. Stoiximan is a leading Greek online gaming site owned by OPAP S.A.

[7]	Inspired has provided restated 2019 and 2020 figures to reflect the adoption of this new segment reporting structure in an accompanying supplemental table as well as in the “Inspired Segment Reclassification” disclosure presentation found on the Company’s website.

●	Land-based Virtuals Developments – In the fourth quarter, the Company signed with Intralot to make the Washington DC Lottery the latest North American lottery to launch our land-based Virtual Sports. The Pennsylvania Lottery’s 2020 full year sales from its Virtual Sports grew 255% year over year even with sports bars in Pennsylvania closed for a large part of the year and also after normalizing for promotions.

●	Virtual Plug & Play™ (“VPP”) –The Company has signed agreements with Caesars and BetMGM to launch our new complete end-to-end Online Virtual Sports offering in New Jersey.

●	High-Profile Virtual Events – During the fourth quarter, Inspired held the virtual Lexus Melbourne Cup and the Greatest Ever Cox Plate, which were both televised in Australia.

Interactive

●	New Customers – Interactive content launched with 16 new customers during the quarter across Germany, Belgium, Greece, Italy, New Jersey and the UK in the quarter, including OPAP, Skill on Net and Unibet in New Jersey.

●	Expanded Portfolio of Interactive Aggregators – Launched a selection of premium slots on Scientific Games, Everymatrix, Microgaming, Relax, SBTech, Playtech and Pariplay content aggregation platforms during the fourth quarter.

●	New Jurisdictions – Granted a provisional license to supply online games by the Michigan Gaming Control Board in the first quarter 2021 with games expected to launch in early 2021. Also granted a supplier license by the West Virginia Lottery Commission in the fourth quarter 2020, with commitments to distribute content in 2021.

●	New Content – Eight games launched during the quarter including our very successful holiday trio of Santa King Megaways™, Santa Stacked Free Spins™ and Christmas Cash Pots™. Content from the NTG acquisition has proven to be extremely popular and outperformed internal expectations.

●	Germany Deployment - Delivered 10 games to the German market for its opening in the fourth quarter 2020. All new Inspired games will be compliant with German regulations.

Leisure

●	MOTO Long-Term Contract Extension – Inspired will continue to provide its gaming machines and services to MOTO, the UK’s largest motorway service operator.

Overview of Fourth Quarter Results Versus Prior Year Fourth Quarter on a Reported Basis

Gaming Revenue was $50.5 million, an increase of 52.3% from $33.2 million in the fourth quarter 2019, in part due to $32.5 million in VAT-related revenue. Gaming Service Revenue was $44.3 million, an increase of 102.1% from $21.9 million in the fourth quarter 2019. Gaming service revenue was favorably impacted by the VAT-related revenue, which was offset by COVID-19 Closures in the UK ($6.8 million), Greece ($2.3 million) and Italy ($1.7 million). Gaming Product Revenue declined to $6.2 million from $11.3 million in the fourth quarter 2019. Revenue during the quarter consisted of the sale of Valor™ terminals ($1.4 million), Sabre Hydra™ electronic table games and machine sales in Italy ($0.9 million).

Virtual Sports Revenue, which no longer includes Interactive but does include Online Virtual Sports, increased 1.8% to $8.7 million from $8.5 million in the fourth quarter 2019. Due to the COVID-19 Closures and resulting growing migration to gaming online, Online Virtual Sports increased $3.0 million year-over-year while retail revenue declined $2.8 million.

Interactive Revenue increased 99.5% to $4.2 million from $2.1 million in the fourth quarter 2019. The revenue growth came primarily from our existing customer base in Europe, reflecting the growing migration of end users to online platforms, an increase in the volume and popularity of the Company’s new proprietary content, significantly improved game quality and strong account management. Additionally, Inspired launched with over 42 new online customers in 2020 throughout the UK, New Jersey, Canada, Greece, Mexico, Germany, Belgium, Italy and Sweden and further expanded its base of interactive aggregators.

Leisure Service Revenue was $7.7 million in the fourth quarter 2020 compared to $21.8 million in the prior year period. Revenue from pubs, leisure parks and MSAs was lower than the prior year as a result of the COVID-19 Closures. Revenue generated from pub customers was $2.8 million, compared to $10.5 million in the prior year period; leisure park customers was $2.6 million, compared to $5.9 million in the prior year period; and MSA customers was $1.8 million, compared to $4.2 million in the prior year period. Leisure Product Revenue was $0.6 million in the fourth quarter 2020 versus $0.8 million in the prior year period.

Total Company SG&A expenses decreased by $7.2 million, or 23.0%, on a reported basis, to $24.1 million. This decrease was driven by staff cost savings of $3.7 million due to the furlough scheme and synergies achieved, a cost savings on facility costs of $1.0 million, $1.0 million reduction in professional fees and $0.7 million of lower travel and expense costs due to the COVID-19 pandemic. Italian tax-related costs decreased by $0.4 million (excluded from Adjusted EBITDA) and costs of group restructure decreased by $0.2 million (excluded from Adjusted EBITDA).

Total Company Net Cash Provided by Operating Activities Less Capital Expenditures during the quarter increased to an inflow of $13.4 million from an outflow of $2.6 million in the prior year period representing a $16.0 million increase in cash generation. This was helped by a $31.7 million VAT-related income payment and partly offset by a $12.6 million bi-annual interest payment.

Segment Reporting Reclassification

In prior years, and up to and including the interim period nine months ended September 30, 2020, the Company operated its business along three operating segments: Server Based Gaming, Virtual Sports (which included Interactive) and Acquired Businesses. During the period subsequent to September 30, 2020, the Company has completed the process of changing its internal structure, which has been ongoing since the NTG Acquisition, and as a result has changed the composition of its operating segments. The Company now operates its business along four operating segments, which are segregated based on the basis of revenue stream: Gaming, Virtual Sports, Interactive and Leisure. The Company believes this method of segment reporting reflects both the way its business segments are now managed and the way the performance of each segment is now evaluated.

As part of the recharacterization exercise, certain items of Revenue, Cost of Sales and Selling and Administrative Expenses have been recharacterized to ensure consistency with similar items across the Group. The revenue recharacterizations are to ensure spares and similar items are reflected with other items of hardware (Product Sales). The recharacterization has no impact on the previously reported Company Revenue, Adjusted EBITDA, Net Operating Loss, Net Loss or Net Comprehensive Loss for the year ended December 31, 2019.

The Company has provided reclassified 2019 and 2020 reported results to reflect the adoption of this new segment reporting structure in an accompanying supplemental table as well as in the “Inspired New Segment Reporting” disclosure presentation found on the Company’s website.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, including EBITDA and Adjusted EBITDA, to analyze our operating performance. We use these financial measures to manage our business on a day-to-day basis. We believe that these measures are also commonly used in our industry to measure performance. For these reasons, we believe that these non-GAAP financial measures provide expanded insight into our business, in addition to standard U.S. GAAP financial measures. There are no specific rules or regulations for defining and using non-GAAP financial measures, and as a result the measures we use may not be comparable to measures used by other companies, even if they have similar labels. The presentation of non-GAAP financial information should not be considered in isolation from, or as a substitute for, or superior to, financial information prepared and presented in accordance with U.S. GAAP. You should consider our non-GAAP financial measures in conjunction with our U.S. GAAP financial measures.

We define our non-GAAP financial measures as follows:

EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense.

Adjusted EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense, and other additional exclusions and adjustments. Such additional excluded amounts include stock-based compensation U.S. GAAP charges where the associated liability is expected to be settled in stock, and changes in the value of earnout liabilities and income and expenditure in relation to legacy portions of the business (being those portions where trading no longer occurs) including closed defined benefit pension schemes. Additional adjustments are made for items considered outside the normal course of business, including (1) restructuring costs, which include charges attributable to employee severance, management changes, restructuring, dual running costs, costs related to facility closures and integration costs, (2) merger and acquisition costs and (3) gains or losses not in the ordinary course of business. This does not include any adjustments related to COVID-19.

We believe Adjusted EBITDA, when considered along with other performance measures, is a particularly useful performance measure, because it focuses on certain operating drivers of the business, including sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe Adjusted EBITDA can provide a more complete understanding of our operating results and the trends to which we are subject, and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income or loss, because it does not take into account certain aspects of our operating performance (for example, it excludes non-recurring gains and losses which are not deemed to be a normal part of underlying business activities). Our use of Adjusted EBITDA may not be comparable to the use by other companies of similarly termed measures. Management compensates for these limitations by using Adjusted EBITDA as only one of several measures for evaluating our operating performance. In addition, capital expenditures, which affect depreciation and amortization, interest expense, and income tax benefit (expense), are evaluated separately by management.

Functional Currency at Constant rate. Currency impacts shown have been calculated as the current-period average GBP: USD rate less the equivalent average rate in the prior period, multiplied by the current period amount in our functional currency (GBP). The remaining difference, referred to as functional currency at constant rate, is calculated as the difference in our functional currency, multiplied by the prior-period average GBP: USD rate, as a proxy for functional currency at constant rate movement.

Currency Movement represents the difference between the results in our reporting currency (USD) and the results on a functional currency at constant rate basis.

Pro Forma financial information is intended to illustrate the combined impact of the Company’s Acquired Businesses by showing how the specific transaction might have affected historical financial statements had the acquisition occurred at the beginning of the acquirer’s most recently completed fiscal year.

Reconciliations from net loss, as shown in our Consolidated Statements of Operations and Comprehensive Loss, to Adjusted EBITDA are shown below. The 2019/2020 EBITDA comparison does not include the Acquired Businesses in the 2019 results.

Supplemental Disclosure

Inspired’s audit of its 2020 annual consolidated financial statements is not yet complete and accordingly all financial amounts referred to in this news release are unaudited and represent management’s estimates. These amounts are subject to audit and may be subject to change as a result. The Company intends to file its consolidated financial results for the year ended December 31, 2020, together with its Management’s Discussion and Analysis for the corresponding period on the Company’s website at www.inseinc.com.

Conference Call and Webcast

Inspired management will host a conference call and simultaneous webcast at 9:00 a.m. ET / 2:00 p.m. UK on Thursday, March 11, 2021 to discuss the financial results and general business trends.

Telephone: The dial-in number to access the call live is 1-844-746-0725 (US) or 1-412-317-5264 (International). Participants should ask to be joined into the Inspired Entertainment call.

Webcast: A live audio-only webcast of the call can be accessed through the “Events and Presentations” page of the Company’s website at www.inseinc.com under the Investors link. Please follow the registration prompts.

Replay of the call: A telephone replay of the call will be available one hour after the conclusion of the call until March 18, 2021 by dialing 1-877-344-7529 (US) or 1-412-317-0088 (International), via replay access code 10152597. A replay of the webcast will also be available on the Company’s website at www.inseinc.com.

About Inspired Entertainment, Inc.

Inspired offers an expanding portfolio of content, technology, hardware and services for regulated gaming, betting, lottery, social and leisure operators across land-based and mobile channels around the world. The Company’s gaming, virtual sports, interactive and leisure products appeal to a wide variety of players, creating new opportunities for operators to grow their revenue. The Company operates in approximately 35 jurisdictions worldwide, supplying gaming systems with associated terminals and content for more than 50,000 gaming machines located in betting shops, pubs, gaming halls and other route operations; virtual sports products through more than 44,000 land-based channels; interactive games for 100+ websites; and a variety of amusement entertainment solutions with a total installed base of more than 19,000 devices.  Additional information can be found at www.inseinc.com.

Forward Looking Statements

This news release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “will,” “would” and “project” and other similar expressions that indicate future events or trends or are not statements of historical matters. These statements are based on Inspired’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of Inspired’s control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing Inspired’s views as of any subsequent date, and Inspired does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as required by law. You are advised to review carefully the “Risk Factors” section of Inspired’s annual report on Form 10-K for the fiscal year ended December 31, 2019 and in Inspired’s subsequent quarterly reports on Form 10-Q, which are available, free of charge, on the U.S. Securities and Exchange Commission’s website at www.sec.gov. In addition, the statements made by the Company with respect to the potential future impact of COVID-19 on the Company’s business and operations, and the Company’s expected responses thereto, are forward-looking statements. The Company encourages investors to visit its website from time to time, as information is updated and new information is posted. The Company does not undertake to update its forward-looking statements, except as may be required by law.

Contact:

For Investors

Aimee Remey

aimee.remey@inseinc.com

+1 646 565-6938

For Press and Sales

inspiredsales@inseinc.com

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	December 31, 2020	December 31, 2019
Assets
Cash	$47.1	$29.1
Accounts receivable, net	27.5	24.2
Inventory, net	17.6	18.8
Prepaid expenses and other current assets	16.8	23.2
Total current assets	109.0	95.3

Property and equipment, net	65.5	79.3
Software development costs, net	42.4	46.9
Other acquired intangible assets subject to amortization, net	7.7	9.9
Goodwill	83.7	80.9
Right of use asset	12.5	9.4
Investment	—	0.6
Other assets	3.3	5.1
Total assets	$324.1	$327.4

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$17.9	$22.2
Accrued expenses	31.4	31.2
Corporate tax and other current taxes payable	14.4	6.6
Deferred revenue, current	11.5	10.1
Operating lease liabilities	3.6	3.6
Other current liabilities	2.5	1.9
Current portion of long-term debt	—	2.6
Current portion of finance lease liabilities	0.6	0.1
Total current liabilities	81.9	78.3

Long-term debt	297.5	270.5
Finance lease liabilities, net of current portion	0.2	—
Deferred revenue, net of current portion	11.4	17.7
Derivative liability	1.7	—
Operating lease liabilities	9.2	5.2
Other long-term liabilities	10.9	5.2
Total liabilities	412.8	376.9

Commitments and contingencies

Stockholders’ deficit
Preferred stock; $0.0001 par value; 1,000,000 shares authorized	—	—
Series A Junior Participating Preferred stock; $0.0001 par value; 1,000,000 shares authorized; 49,000 shares designated; no shares issued and outstanding at December 31, 2020 and December 31, 2019	—	—
Common stock; $0.0001 par value; 49,000,000 shares authorized; 22,430,475 shares and 22,230,768 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	—	—
Additional paid in capital	350.6	346.6
Accumulated other comprehensive income	31.1	45.1
Accumulated deficit	(470.4)	(441.2)
Total stockholders’ deficit	(88.7)	(49.5)
Total liabilities and stockholders’ deficit	$324.1	$327.4

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in millions, except share data)

(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenue:
Service	$64.9	$54.3	$178.7	$134.5
Product	6.8	12.1	21.1	18.9
Total revenue	71.7	66.4	199.8	153.4

Cost of sales, excluding depreciation and amortization:
Cost of service	(8.3)	(10.1)	(30.1)	(25.4)
Cost of product	(4.5)	(8.0)	(14.4)	(12.9)
Selling, general and administrative expenses	(24.1)	(31.3)	(84.8)	(70.4)
Stock-based compensation expense	(1.7)	(2.4)	(4.8)	(9.0)
Acquisition and integration related transaction expenses	(1.4)	(1.8)	(7.0)	(6.7)
Depreciation and amortization	(12.4)	(14.9)	(52.3)	(42.0)
Net operating income (loss)	19.3	(2.1)	6.4	(13.0)

Other income (expense)
Interest income	0.1	—	0.6	0.1
Interest expense	(8.1)	(14.9)	(30.6)	(27.8)
Change in fair value of earnout liability	—	—	—	(2.3)
Change in fair value of derivative liability	—	0.2	—	3.0
Loss from equity method investee	—	(0.1)	(0.5)	(0.1)
Other finance income (expense)	1.2	4.1	(4.7)	3.2

Total other expense, net	(6.8)	(10.7)	(35.2)	(23.9)

Income (loss) before income taxes	12.5	(12.8)	(28.8)	(36.9)
Income tax expense	(0.1)	—	(0.4)	(0.1)
Net income (loss)	12.4	(12.8)	(29.2)	(37.0)

Other comprehensive loss:
Foreign currency translation (loss) gain	(4.7)	(3.1)	(5.4)	(2.4)
Change in fair value of hedging instrument	(0.2)	(0.5)	(2.9)	2.9
Reclassification of loss (gain) on hedging instrument to comprehensive income	0.5	0.1	1.5	(4.4)
Actuarial losses on pension plan	(2.6)	(2.7)	(7.2)	(6.9)
Other comprehensive loss	(7.0)	(6.2)	(14.0)	(10.8)

Comprehensive loss	$5.4	$(19.0)	$(43.2)	$(47.8)
Net income (loss) per common share – basic	$0.55	$(0.58)	$(1.30)	$(1.69)

Net income (loss) per common share –diluted	$0.49	$(0.58)	$(1.30)	$(1.69)

Weighted average number of shares outstanding during the period – basic and diluted	22,407,307	22,197,191	22,399,333	21,892,964

Weighted average number of shares outstanding during the period –diluted	25,073,435	22,197,191	22,399,333	21,892,964

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions) (Unaudited)

	Year Ended December 31, 2020	Year Ended December 31, 2019
Cash flows from operating activities:
Net loss	$(29.2)	$(37.0)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	52.3	42.0
Amortization of right of use asset	3.6	1.0
Stock-based compensation expense	4.8	9.0
Change in fair value of derivative liability	—	(3.0)
Change in fair value of earnout liability	—	2.3
Impairment of investment in equity method investee	0.7	—
Foreign currency translation on senior bank debt	5.6	0.8
Foreign currency translation on cross currency swaps	—	(3.6)
Reclassification of loss on hedging instrument to comprehensive income	0.9	—
Non-cash interest expense relating to senior debt	3.4	9.0
Changes in assets and liabilities:
Accounts receivable	(2.9)	3.3
Inventory	1.3	2.0
Prepaid expenses and other assets	8.8	3.3
Corporate tax and other current taxes payable	6.6	(3.6)
Accounts payable	(4.8)	6.9
Deferred revenues and customer prepayment	(5.7)	(9.5)
Accrued expenses	10.9	7.2
Operating lease liabilities	(2.8)	(1.3)
Other long-term liabilities	(0.6)	1.9
Net cash provided by operating activities	52.9	30.7

Cash flows from investing activities:
Purchases of property and equipment	(15.4)	(10.5)
Cash paid for NTG Acquisition	—	(105.9)
Purchases of capital software	(14.5)	(17.0)
Net cash used in investing activities	(29.9)	(133.4)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	270.6
Proceeds from issuance of revolver	—	2.8
Repayments of revolver and long-term debt, including exit premium	(4.2)	(144.2)
Payment of financing costs	—	(15.2)
Debt fees incurred	(3.1)	—
Repayments of finance leases	(0.9)	(0.5)
Net cash (used in) provided by financing activities	(8.2)	113.5

Effect of exchange rate changes on cash	3.2	2.3
Net increase in cash	18.0	13.1
Cash, beginning of period	29.1	16.0
Cash, end of period	$47.1	$29.1

Supplemental cash flow disclosures
Cash paid during the period for interest	$13.3	$12.6
Cash paid during the period for income taxes	$0.2	$—
Cash paid during the period for operating leases	$3.3	$2.2

Supplemental disclosure of noncash investing and financing activities
Additional paid in capital from net settlement of RSUs	$(0.7)	$(0.9)
Lease liabilities arising from obtaining right of use assets	$(6.8)	$(9.6)
Adjustment to goodwill arising from adjustment to fair value of assets acquired	$(0.2)	$—
Property and equipment acquired through finance lease	$1.5	$—
Capitalized interest payments	$10.6	$—
Assets arising from asset retirement obligations	$1.0	$—
Additional paid in capital reclassified from derivative liability	$—	$0.8

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

	For the Three-Month Period ended		For the Twelve-Month Period ended
	Unaudited	Unaudited	Unaudited	Unaudited
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
(In millions)	2020	2019	2020	2019
Net gain (loss)	$12.4	$(12.8)	$(29.2)	$(37.0)
Items Relating to Discontinued Activities:
Pension charges	0.1	0.2	0.6	0.6

Items outside the normal course of business:
Costs of group restructure	—	0.1	0.8	3.3
Acquisition and integration related transaction expenses	1.4	1.8	7.0	6.7
Impairment on interest in equity method investee	—	—	0.7	—
Italian tax related costs relating to prior years	—	0.4	—	0.4

Stock-based compensation expense	1.7	2.4	4.8	9.0

Depreciation and amortization	12.4	14.9	52.3	42.0
Total other expense, net	6.8	10.6	34.7	23.9
Income tax	0.1	—	0.4	0.1
Adjusted EBITDA	$34.9	$17.7	$72.1	$49.0

Adjusted EBITDA	£26.6	£13.8	£55.5	£38.2

Exchange Rate - $ to £	1.32	1.29	1.29	1.28

Scheduled Online Virtual Sports and Interactive Total Pro Forma Revenue

	Three Months Ended			Twelve Months Ended
	31-Dec		Change	31-Dec		Change
(In millions of GBP)	2020	2019	%	2020	2019	%

Total Revenue £'m - Scheduled Online Virtuals	£4.6	£2.4	89.7%	£15.7	£10.0	57.7%
Total Revenue £'m – Interactive(1)	£3.2	£1.6	94.4%	£10.3	£3.7	180.6%
Pro Forma Total Revenue £'m - Scheduled Online Virtuals and Interactive	£7.8	£4.1	91.6%	£26.1	£13.7	90.9%

in millions of USD	$10.3	$5.3	94.3%	$33.7	$17.5	92.6%

Exchange Rate - $ to £	1.32	1.29		1.29	1.28

(1)	For 2019 periods, Interactive revenue is shown on a pro forma basis.

ADJUSTED EBITDA RECONCILIATION BY SEGMENT

(Unaudited)

Three Months Ended December 31, 2020

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
(In millions)
Net gain (loss)	$28.3	$5.1	$1.4	$(5.6)	$(16.8)	$12.4
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.1	0.1

Items outside the normal course of business:
Acquisition and integration related transaction expenses	—	—	—	—	1.4	1.4

Stock-based compensation expense	0.3	0.1	0.1	0.1	1.1	1.7

Depreciation and amortization	6.6	1.1	0.6	3.7	0.4	12.4
Total other expense (net)	—	—	—	—	6.8	6.8
Income tax	—	—	—	—	0.1	0.1
Adjusted EBITDA	$35.2	$6.3	$2.1	$(1.8)	$(6.9)	$34.9

Adjusted EBITDA	£26.5	£4.9	£1.6	£(1.3)	£(5.1)	£26.6

Exchange rate - $ to £						1.32

Three Months Ended December 31, 2019

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
(In millions)
Net gain (loss)	$1.6	$5.4	$—	$1.6	$(21.5)	$(12.8)
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.2	0.2

Items outside the normal course of business:
Costs of group restructure	—	—	—	—	—	—
Acquisition and integration related transaction expenses	—	—	—	—	1.9	1.9
Italian tax related costs relating to prior years	—	0.4	—	—	—	0.4

Stock-based compensation expense	0.3	0.2	0.1	—	1.8	2.4

Depreciation and amortization	8.6	0.6	0.7	3.8	1.2	14.9
Total other expense (net)					10.6	10.6
Income tax	—	—	—	—	—	—
Adjusted EBITDA	$10.5	$6.6	$0.8	$5.5	$(5.7)	$17.7

Adjusted EBITDA	£8.1	£5.1	£0.6	£4.3	£(4.3)	£13.8

Exchange rate - $ to £						1.29

Twelve Months Ended December 31, 2020

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
(In millions)
Net gain (loss)	$29.5	$21.0	$4.9	$(15.8)	$(68.8)	$(29.2)
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.6	0.6

Items outside the normal course of business:
Costs of group restructure	—	—	—	—	0.8	0.8
Acquisition and integration related transaction expenses	—	—	—	—	7.0	7.0
Impairment on interest in equity method investee					0.7	0.7

Stock-based compensation expense	0.8	0.4	0.3	0.1	3.2	4.8

Depreciation and amortization	27.6	3.7	2.3	16.9	1.8	52.3
Total other expense (net)	—	—	—	—	34.7	34.7
Income tax	—	—	—	—	0.4	0.4

Adjusted EBITDA	$57.9	$25.1	$7.5	$1.3	$(19.7)	$72.1

Adjusted EBITDA	£44.3	£19.6	£5.9	£0.9	£(15.2)	£55.5

Exchange rate - $ to £						1.29

Twelve Months Ended December 31, 2019

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
(In millions)
Net gain (loss)	$0.3	$21.5	$(3.0)	$2.3	$(58.1)	$(37.0)
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.6	0.6

Items outside the normal course of business:
Costs of group restructure	1.1	—	0.1	—	2.0	3.3
Acquisition and integration related transaction expenses	—	—	—	—	6.7	6.7
Italian tax related costs relating to prior years	—	0.4	—	—	—	0.4

Stock-based compensation expense	1.0	0.6	0.2	0.1	7.1	9.0

Depreciation and amortization	30.4	2.6	2.9	3.8	2.4	42.0
Total other expense (net)	—	—	—	—	23.9	23.9
Income tax	—	—	—	—	0.1	0.1
Adjusted EBITDA	$33.0	$25.2	$0.1	$6.1	$(15.4)	$49.0

Adjusted EBITDA	£25.5	£19.7	£0.1	£4.8	£(11.9)	£38.2

Exchange rate - $ to £						1.28

INSPIRED ENTERTAINMENT, INC. SEGMENT PERFORMANCE

(Unaudited)

Three Months Ended December 31, 2020

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
	(in millions)
Revenue:
Service	$44.3	$8.7	$4.2	$7.7	$—	$64.9
Product	6.2	—	—	0.6	—	6.8
Total revenue	50.5	8.7	4.2	8.3	—	71.7
Cost of sales, excluding depreciation and amortization:
Cost of service	(4.7)	(0.7)	(0.8)	(2.1)	—	(8.3)
Cost of product	(4.0)	—	—	(0.5)	—	(4.5)
Selling, general and administrative expenses	(6.7)	(1.7)	(1.3)	(7.5)	(6.9)	(24.1)
Stock-based compensation expense	(0.3)	(0.1)	(0.1)	(0.1)	(1.1)	(1.7)
Acquisition and integration related transaction expenses	—	—	—	—	(1.4)	(1.4)
Depreciation and amortization	(6.6)	(1.1)	(0.6)	(3.7)	(0.4)	(12.4)
Segment operating income (loss)	28.3	5.1	1.4	(5.6)	(9.9)	19.3

Net operating income (loss)						$19.3

Total capital expenditures for the three months ended December 31, 2020	$3.5	$1.2	$0.9	$2.1	$0.4	$8.1

Three Months Ended December 31, 2019

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
	(in millions)
Revenue:
Service	$21.9	$8.5	$2.1	$21.8	$—	$54.3
Product	11.3	—	—	0.8	—	12.1
Total revenue	33.2	8.5	2.1	22.6	—	66.4
Cost of sales, excluding depreciation and amortization:
Cost of service	(5.4)	(0.5)	(0.3)	(3.9)	—	(10.1)
Cost of product	(7.4)	—	—	(0.6)	—	(8.0)
Selling, general and administrative expenses	(9.9)	(1.8)	(1.0)	(12.7)	(5.9)	(31.3)
Stock-based compensation expense	(0.3)	(0.2)	(0.1)	—	(1.8)	(2.4)
Acquisition and integration related transaction expenses	—	—	—	—	(1.8)	(1.8)
Depreciation and amortization	(8.6)	(0.6)	(0.7)	(3.8)	(1.2)	(14.9)
Segment operating income (loss)	1.6	5.4	—	1.6	(10.7)	(2.1)

Net operating income (loss)						$(2.1)

Total capital expenditures for the three months ended December 31, 2019	$5.3	$1.2	$0.3	$2.7	$1.6	$11.1

Twelve Months Ended December 31, 2020

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
	(in millions)
Revenue:
Service	$92.2	$32.4	$13.3	$40.8	$—	$178.7
Product	18.3	—	—	2.8	—	21.1
Total revenue	110.5	32.4	13.3	43.6	—	199.8
Cost of sales, excluding depreciation and amortization:
Cost of service	(15.7)	(2.9)	(1.9)	(9.6)	—	(30.1)
Cost of product	(12.4)	—	—	(2.0)	—	(14.4)
Selling, general and administrative expenses	(24.5)	(4.4)	(3.9)	(30.8)	(21.2)	(84.8)
Stock-based compensation expense	(0.8)	(0.4)	(0.3)	(0.1)	(3.2)	(4.8)
Acquisition and integration related transaction expenses	—	—	—	—	(7.0)	(7.0)
Depreciation and amortization	(27.6)	(3.7)	(2.3)	(16.9)	(1.8)	(52.3)
Segment operating income (loss)	29.5	21.0	4.9	(15.8)	(33.2)	6.4

Net operating income (loss)						$6.4

Twelve Months Ended December 31, 2019

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
	(in millions)
Revenue:
Service	$73.8	$33.4	$4.7	$22.6	$—	$134.5
Product	17.7	—	—	1.2	—	18.9
Total revenue	91.5	33.4	4.7	23.8	—	153.4
Cost of sales, excluding depreciation and amortization:
Cost of service	(18.1)	(2.6)	(0.7)	(4.0)	—	(25.4)
Cost of product	(12.0)	—	—	(0.9)	—	(12.9)
Selling, general and administrative expenses	(29.7)	(6.0)	(4.0)	(12.7)	(18.0)	(70.4)
Stock-based compensation expense	(1.0)	(0.6)	(0.2)	(0.1)	(7.1)	(9.0)
Acquisition and integration related transaction expenses	—	—	—	—	(6.7)	(6.7)
Depreciation and amortization	(30.4)	(2.6)	(2.9)	(3.8)	(2.3)	(42.0)
Segment operating income (loss)	0.3	21.6	(3.1)	2.3	(34.1)	(13.0)

Net operating income (loss)						$(13.0)